Exhibit 99.1
CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER PURSUANT TO THE EMERGENCY
ECONOMIC STABILIZATION ACT OF 2008.
I, Robert R. Tabas, certify, based on my knowledge, that:
(i) The compensation committee of Royal Bancshares of Pennsylvania, Inc. (“Royal”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period (the “applicable period”), the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to Royal;
(ii) The compensation committee of Royal has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Royal, and during that same applicable period has identified any features of the employee compensation plans that pose risks to Royal and has limited those features to ensure that Royal is not unnecessarily exposed to risks;
(iii) The compensation committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of Royal to enhance the compensation of an employee, and has limited any such features;
(iv) The compensation committee of Royal will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;
(v) The compensation committee of Royal will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in (A) SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of Royal; (B) Employee compensation plans that unnecessarily expose Royal to risks; and (C) Employee compensation plans that could encourage the manipulation of reported earnings of Royal to enhance the compensation of an employee;
(vi) Royal has required that bonus payments to SEOs and any of the twenty next most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;
(vii) Royal has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;
(viii) Royal has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;
(ix) Royal and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during the applicable period; and any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;
(x) Royal will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the applicable period;

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(xi) Royal will disclose the amount, nature, and justification for the offering during the applicable period of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);
(xii) Royal will disclose whether Royal, the board of directors of Royal, or the compensation committee of Royal has engaged during the applicable period, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;
(xiii) Royal has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;
(xiv) Royal has substantially complied with all other requirements related to employee compensation that are provided in the agreement between Royal and Treasury, including any amendments;
(xv) Royal has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and
(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

/s/ Robert R. Tabas Robert R. Tabas	Date: March 31, 2011
Principal Executive Officer
Royal Bancshares of Pennsylvania, Inc.

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